Exhibit 99.1

Diodes Incorporated Reports Fourth Quarter and Fiscal 2017 Financial Results

Expands Gross Margin Sequentially to 35.9%; Ends Year

with Record Revenue, Gross Profit and Cash Flow from Operations

Plano, Texas – February 7, 2018 -- Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets, today reported its financial results for the fourth quarter and fiscal year ended December 31, 2017.

The impact on Diodes Incorporated of the Tax Cuts and Jobs Act, enacted in December 2017, is estimated to be an approximately $46 million increase in GAAP tax expense, which has been excluded from the fourth quarter and full year 2017 non-GAAP results.  The Company does not anticipate this increased tax expense, as a result of the tax law reform, will have a cash impact.

Year 2017 Highlights

•	Revenue grew to a record $1.05 billion, an increase of 11.9 percent over the $942.2 million in 2016 due to continued market share gains in all regions;
•	GAAP gross profit was a record $356.8 million, compared to $286.9 million in 2016, and non-GAAP gross profit for 2017 was $359.5 million;
•	GAAP gross margin improved 330 basis points to 33.8 percent from 30.5 percent in 2016, and non-GAAP gross margin for 2017 was 34.1 percent;
•	GAAP net loss was ($1.8) million, or ($0.04) per diluted share, compared to net income of $15.9 million, or $0.32 per diluted share, in 2016;
•	Non-GAAP adjusted net income increased 80.1 percent to $69.1 million, or $1.37 per diluted share, compared to $38.4 million, or $0.77 per diluted share, in 2016;
•	Excluding $12.1 million, net of tax, non-cash share-based compensation expense, both GAAP net income and non-GAAP adjusted net income would have increased by $0.24 per diluted share; and
•

Achieved $181.1 million cash flow from operations and $70.0 million free cash flow, including $111.2 million of capital expenditures, or 10.5 percent of revenue. Net cash flow was negative ($44.0) million, which includes the pay down of $159.9 million of long-term debt and $8.7 million for the stock buyback.

Fourth Quarter Highlights

•	Revenue was $268.4 million, a decrease of 5.9 percent from the $285.2 million in the third quarter 2017 and an increase of 15.7 percent from the $232.1 million in the fourth quarter 2016;
•	GAAP gross profit was a record $96.4 million, which compares to $96.3 million in the third quarter 2017 and $67.3 million in the fourth quarter 2016;
•	GAAP gross profit margin was 35.9 percent, compared to 33.8 percent in the third quarter 2017 and 29.0 percent in the fourth quarter 2016;

•

GAAP net loss was ($30.7) million, or ($0.62) per diluted share, compared to net income of $14.5 million, or $0.29 per diluted share, in the third quarter 2017 and net income of $1.3 million, or $0.03 per diluted share, in the fourth quarter 2016;

•

Non-GAAP adjusted net income was $21.6 million, or $0.42 per diluted share, compared to $22.6 million, or $0.45 per diluted share, in the third quarter 2017 and $7.7 million, or $0.15 per diluted share, in the fourth quarter 2016;

•	Excluding $3.0 million, net of tax, of non-cash share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have increased by $0.06 per diluted share;
•	Repurchased 300,000 shares of common stock totaling approximately $8.7 million; and
•

Achieved record cash flow from operations of $74.8 million, and $45.5 million free cash flow, including $29.3 million of capital expenditures. Net cash flow was a positive $2.6 million, which includes the pay down of $57.8 million of long-term debt.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer, stated,

“2017 marked a milestone year for Diodes in which we reached our goal of achieving $1 billion in annual revenue combined with the achievement of record revenue and gross profit as well as increased market share. Our solid results reflect continued strength across all of our geographies and target end markets as well as growth from our Pericom products. In fact, we reached record revenue levels in our automotive, industrial and communications end markets, which served as the primary growth drivers in 2017.

“We also ended the fourth quarter achieving a 210 basis point sequential increase in GAAP gross margin to 35.9%, demonstrating the ability to expand margins above our prior model of 35% and toward our next target of 40%. For the past several years, we have been highlighting our continued investment and focus on new products as well as process and packaging technologies to expand our customer content and gross margin opportunities. Today, we continue to accelerate the pace at which we are transitioning older generation products to new higher margin products that provide higher value to our customers.

“With this achievement of $1 billion in annual revenue, we recently established our next long-term goal of $1 billion in gross profit. In support of this objective, we are increasingly focused on key end market opportunities that include automotive, industrial, high-end smartphones, IoT and high-end computing with our Pericom products. Further, we continue to expand market share with our higher value new products and remain committed to increasing profitability as we benefit from our solid operating leverage to drive earnings expansion and cash flow for the Company and our shareholders.”

Fourth Quarter 2017

Revenue for fourth quarter 2017 was $268.4 million, a decrease of 5.9 percent from the $285.2 million in the third quarter 2017 and an increase of 15.7 percent from $232.1 million in fourth quarter 2016. Revenue in the quarter decreased sequentially reflecting typical seasonality and increased year-over-year due to continued strength across all of the Company’s geographies and target end markets.

GAAP gross profit for the fourth quarter 2017 was $96.4 million, or 35.9 percent of revenue, compared to third quarter 2017 of $96.3 million, or 33.8 percent of revenue, and the fourth quarter 2016 of $67.3 million, or 29.0 percent of revenue.  The 210 basis point sequential increase in gross profit margin was due primarily to continued improvements in product mix combined with strong margin contribution from the Pericom products as well as reduced impact from the closure of its wafer fabrication facility located in Lee’s Summit, MO (“KFAB”).

GAAP operating expenses for fourth quarter 2017 were $72.9 million, or 27.2 percent of revenue, and $64.3 million, or 24.0 percent of revenue, on a non-GAAP basis, which excluded $4.7 million of amortization of acquisition-related intangible asset expenses and $4.0 million for restructuring. GAAP operating expenses in the third quarter 2017 were $72.6 million, or 25.5 percent of revenue, and $63.9 million, or 22.4 percent of revenue, on a non-GAAP basis.

Fourth quarter 2017 GAAP net loss was ($30.7) million, or ($0.62) per diluted share, compared to net income of $14.5 million, or $0.29 per diluted share, in third quarter 2017 and net income of $1.3 million, or $0.03 per share, in fourth quarter 2016.

Fourth quarter 2017 non-GAAP adjusted net income was $21.6 million, or $0.42 per diluted share, which excluded, net of tax, $3.8 million of non-cash acquisition-related intangible asset amortization costs, $2.6 million of restructuring charges, as well as $45.9 million tax expense due to the new tax law reform impact. This compares to non-GAAP adjusted net income of $22.6 million, or $0.45 per diluted share, in third quarter 2017 and $7.7 million, or $0.15 per diluted share, in fourth quarter 2016.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

		Three Months Ended
		December 31, 2017
GAAP net loss		$(30,651)

GAAP diluted loss per share		$(0.62)

Adjustments to reconcile net loss to non-GAAP net income:

M&A

Pericom		2,530

Amortization of acquisition-related intangible assets	2,530

KFAB		2,554

Restructuring	2,619

Impairment of fixed assets	(81)

Loss on sale of assets	16

Others		47,177

Amortization of acquisition-related intangible assets	1,269

Impact of Tax Cuts And Jobs Act	45,908

Non-GAAP net income		$21,610

Non-GAAP diluted earnings per share		$0.42

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in fourth quarter 2017 GAAP net income and non-GAAP adjusted net income was approximately $3.0 million, net of tax, of non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.06 per share for fourth quarter 2017, $0.06 for third quarter 2017 and $0.02 for fourth quarter 2016.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, for fourth quarter 2017, was $47.0 million, compared to $46.8 million for third quarter 2017 and $29.2 million for fourth quarter 2016.  For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For fourth quarter 2017, net cash provided by operating activities was a record $74.8 million. Net cash flow was a positive $2.6 million, including the $57.8 million long-term debt pay down and $8.7 million stock repurchase. Free cash flow (a non-GAAP measure) was $45.5 million, which includes $29.3 million of capital expenditures.

Balance Sheet

As of December 31, 2017, the Company had approximately $208.4 million in cash, cash equivalents and short-term investments, long-term debt (including the current portion) totaled approximately $268.1 million, and working capital was approximately $415.2 million.

The results announced today are preliminary, as they are subject to the Company finalizing its closing procedures and completion of the annual audit by the Company's independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-K for the year ending December 31, 2017.

Business Outlook

Dr. Lu concluded, “For the first quarter of 2018, we expect better than typical seasonal results due to continued strength in our target end markets. Revenue is expected to range between $261 million and $277 million, or down 2.8 percent to up 3.2 percent.  At the midpoint, this is flat sequentially and represents a 13.8 percent increase year-over-year. We expect GAAP gross margin to be 36.0 percent, plus or minus 1 percent. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 23.2 percent of revenue, plus or minus 1 percent.  We expect interest expense to be approximately $3.0 million.  Our income tax rate is expected to be 31.0 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the first quarter are anticipated to be approximately 51 million.” Please note that purchase accounting adjustments of $3.8 million, after tax, for Pericom and previous acquisitions are not included in these non-GAAP estimates.

Conference Call

Diodes will host a conference call on Wednesday, February 7, 2018 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its fourth quarter and full year 2017 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 7497047. International callers may join the teleconference by dialing 1-315-625-6979 and entering the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until February 16, 2018 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 7497047. International callers should dial 1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors’ section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the Investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 60 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog, and mixed-signal semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, function-specific arrays, single gate logic devices, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching, and linear voltage regulators, and voltage references, along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters and Americas’ sales office are located in Plano, Texas and Milpitas, California. Design, marketing, and engineering centers are located in Plano; Milpitas; Taipei, Taiwan; Taoyuan City, Taiwan; Zhubei City, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in Manchester and Shanghai, China. Diodes has assembly and test facilities located in Neuhaus, Shanghai, Jinan, Chengdu, and Yangzhou, China. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; and Munich, Germany, with support offices throughout the world.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “sets the stage,” “continuing,” “working diligently to,” “position the Company for,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of revenue growth, market share gains, increase in gross margin and increase in gross profits in 2018 and beyond; that for the first quarter of 2018, we expect revenue to range between $261 million and $277 million, or down 2.8 to up 3.2 percent sequentially; that we expect GAAP gross margin to be 36.0 percent, plus or minus 1 percent; that non-GAAP operating expenses, which are GAAP operating expenses adjusted for retention costs and amortization of acquisition-related intangible assets, are expected to be approximately 23.2 percent of revenue, plus or minus 1 percent; that we expect interest expense to be approximately $3.0 million; that our income tax rate is expected to be 31.0 percent, plus or minus 3 percent; and that shares used to calculate diluted EPS for the first quarter are anticipated to be approximately 51.0 million.  Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses, such as Pericom, may not continue as rapidly as we anticipate; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive or other revenue and market share; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and our joint venture prospects; the risk that we may not continue our share repurchase program; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs or embargoes; the risk of breaches of our information technology systems; and other information including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	President, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
NET SALES	$268,430	$232,085	$1,054,204	$942,162

COST OF GOODS SOLD	172,051	164,822	697,428	655,239

Gross profit	96,379	67,263	356,776	286,923

OPERATING EXPENSES
Selling, general and administrative	44,727	39,091	167,639	158,256
Research and development	19,662	17,690	77,877	69,937
Amortization of acquisition-related intangible assets	4,700	5,099	18,798	20,478
Impairment of fixed assets	218	-	2,211	-
Restructuring	4,029	-	10,137	-
Other operating expenses	(415)	12	(246)	196
Total operating expenses	72,921	61,892	276,416	248,867

Income from operations	23,458	5,371	80,360	38,056

OTHER INCOME (EXPENSES)
Interest income	483	282	1,475	1,357
Interest expense	(2,955)	(3,377)	(13,448)	(13,257)
Impairment on non-operating investment	-	(3,218)		(3,218)
Foreign currency loss, net	(1,261)	4,216	(7,995)	2,171
Others	1,071	(625)	2,199	(74)
Total other expenses	(2,662)	(2,722)	(17,769)	(13,021)

Income before income taxes and noncontrolling interest	20,796	2,649	62,591	25,035

INCOME TAX PROVISION	50,674	617	62,325	6,558

NET (LOSS) INCOME	(29,878)	2,032	266	18,477

Less: NET (LOSS) INCOME attributable to noncontrolling interest	(773)	(764)	(2,071)	(2,542)

NET (LOSS) INCOME attributable to common stockholders	$(30,651)	$1,268	$(1,805)	$15,935

(LOSS) EARNINGS PER SHARE attributable to common stockholders
Basic	$(0.62)	$0.03	$(0.04)	$0.33
Diluted	$(0.62)	$0.03	$(0.04)	$0.32

Number of shares used in computation
Basic	49,391	48,897	48,824	48,597
Diluted	49,391	50,038	48,824	49,789

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended December 31, 2017:

	COGS	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP				$(30,651)

Loss per share (Per-GAAP)
Diluted				$(0.62)

Adjustments to reconcile net loss to non-GAAP net income:

M&A

Pericom				2,530

Amortization of acquisition-related intangible assets		3,086	(556)

KFAB				2,554

Restructuring		4,029	(1,410)

Impairment of fixed assets	-	(125)	44

Loss on sale of assets		25	(9)

Others				47,177

Amortization of acquisition-related intangible assets		1,614	(345)

Impact of Tax Cuts And Jobs Act			45,908

Non-GAAP				$21,610

Diluted shares used in computing earnings per share				50,926

Non-GAAP earnings per share
Diluted				$0.42

Note:  Included in GAAP and non-GAAP net (loss) income was approximately $3.0 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.06 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended December 31, 2016:

	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP			$1,268

Earnings per share (Per-GAAP)
Diluted			$0.03

Adjustments to reconcile net income to non-GAAP net income:

M&A Activities

Pericom			2,900

Retention costs	274	(95)

Amortization of acquisition-related intangible assets	3,319	(598)

Others			1,410

Amortization of acquisition-related intangible assets	1,779	(369)

Impairment of non-operating investment	3,218	(1,126)	2,092

Non-GAAP			$7,670

Diluted shares used in computing earnings per share			50,038

Non-GAAP earnings per share
Diluted			$0.15

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $0.8 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.02 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the twelve months ended December 31, 2017:

	COGS	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP				$(1,805)

Loss per share (Per-GAAP)
Diluted				$(0.04)

Adjustments to reconcile net loss to non-GAAP net income:

M&A

Pericom				10,282

Retention costs		353	(124)

Amortization of acquisition-related intangible assets		12,260	(2,207)

KFAB				9,588

Restructuring		10,137	(3,548)

Shut-down related costs	2,722		(953)

Impairment of fixed assets		1,868	(654)

Loss on sale of assets		25	(9)

Others				51,056

Amortization of acquisition-related intangible assets		6,538	(1,390)

Impact of Tax Cuts And Jobs Act			45,908

Non-GAAP				$69,121

Diluted shares used in computing earnings per share				50,340

Non-GAAP earnings per share
Diluted				$1.37

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $12.1 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.24 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three twelve months ended December 31, 2016:

	COGS	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP				$15,935

Earnings per share (Per-GAAP)
Diluted				$0.32

Adjustments to reconcile net income to non-GAAP net income:

M&A Activities

Pericom				14,618

Inventory adjustment	3,060		(153)

Transaction costs		280	(98)

Retention costs		1,464	(512)

Amortization of acquisition-related intangible assets		13,243	(2,384)

Employee award costs		(404)	122

Others				5,736

Amortization of acquisition-related intangible assets		7,235	(1,499)

Impairment of non-operating investment		3,218	(1,126)	2,092

Non-GAAP				$38,381

Diluted shares used in computing earnings per share				49,789

Non-GAAP earnings per share
Diluted				$0.77

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $9.1 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.18 per share.

Adjusted Net Income and Adjusted Earnings per Share

The Company adjusts United States generally accepted accounting principles (“GAAP”) net income and earnings per share attributable to common stockholders to provide investors a better depiction of the Company’s operating results, allow for a more accurate comparison between the Company’s current and historical operating results and provide a baseline for more informed modeling of future earnings. The Company makes adjustments for inventory acquired, transaction costs, retention costs, amortization of acquisition-related intangible assets and restructuring costs. The Company also excludes these items to evaluate the Company’s operating performance, develop budgets, determine incentive compensation awards and manage cash expenditure. The presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors.  The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance.  The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies.  For example, we do not adjust for any amounts attributable to noncontrolling interest except for one-time non-cash items outside the course of ordinary business, such as impairment of goodwill.  The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results and provides a reconciliation of GAAP net income to non-GAAP adjusted net income.

Detail of non-GAAP adjustments

Retention costs– The Company excluded costs related to employee retention in connection with the Pericom acquisition.   Although these retention costs will be recurring  every quarter until the final retention payment has been made, they are not part of the employees’ normal annual salaries and therefore are being excluded.  The Company believes the exclusion of retention costs related to acquisitions provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships.  The fair value of the acquisition-related intangible assets, which was recognized through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets.  The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses.  In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

KFAB restructuring - The Company has recorded restructuring charges related to the shutdown and relocation of its wafer fabrication facility located in Lee’s Summit, MO (“KFAB”).  These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

KFAB shut-down related costs – The Company has recorded shut-down related costs due to the shutdown and relocation of KFAB.  These shut-down related costs are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the shut-down related costs provides investors with a more accurate reflection of the continuing operations of the Company and facilitates comparisons with the results of other periods which may not reflect such costs.

Impairment of fixed assets - The Company has recorded impairment charges related to the shutdown and relocation of KFAB.  These impairment charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the impairment charges provides investors with a more accurate reflection of the continuing operations of the Company and facilitates comparisons with the results of other periods which may not reflect such costs.

Tax Cuts and Job Act – The Company has recorded increased tax expense related to the Tax Cuts and Job Act (“TCJA”) law that was enacted during December 2017.  The TCJA expense has been excluded from management’s assessment of the Company’s current period operating performance in order to facilitate comparisons with previously presented periods that do not reflect such expense.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the fourth quarter of 2017 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations.  For the fourth quarter of 2017, FCF was a $45.5 million ($74.8 million less $29.3 million).  FCF represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense.  EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Net (loss) income (per-GAAP)	$(30,651)	$1,268	$(1,805)	$15,935
Plus:
Interest expense, net	2,472	3,095	11,973	11,900
Income tax provision	50,674	617	62,325	6,558
Depreciation and amortization	24,485	24,229	95,680	98,960
EBITDA (non-GAAP)	$46,980	$29,209	$168,173	$133,353

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2017	2016
	(unaudited)	(audited)
CURRENT ASSETS
Cash and cash equivalents	$203,820	$247,802
Short-term investments	4,558	29,842
Accounts receivable, net	200,112	217,217
Inventories	216,506	193,483
Prepaid expenses and other	37,328	44,438
Total current assets	662,324	732,782

PROPERTY, PLANT AND EQUIPMENT, net	459,169	401,988

DEFERRED INCOME TAXES	40,580	56,047

OTHER ASSETS
Goodwill	134,187	129,412
Intangible assets, net	156,445	174,876
Other	35,968	33,447
Total assets	$1,488,673	$1,528,552

CURRENT LIABILITIES
Line of Credit	$1,008	$-
Accounts payable	108,001	87,600
Accrued liabilities and other	99,301	71,562
Income tax payable	18,216	11,855
Current portion of long-term debt	20,636	14,356
Total current liabilities	247,162	185,373

LONG-TERM DEBT, net of current portion	247,492	413,126
DEFERRED TAX LIABILITIES - non current	25,176	28,213
OTHER LONG-TERM LIABILITIES	94,925	81,373
Total liabilities	614,755	708,085

COMMITMENTS AND CONTINGENCIES

EQUITY
Diodes Incorporated stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 49,130,090 and 48,219,376, issued and outstanding at December 31, 2017 and December 31, 2016, respectively	33,727	32,919
Additional paid-in capital	386,338	354,574
Retained earnings	532,687	530,215
Treasury stock, at cost, 1,457,206 and 1,157,206 shares held at December 31, 2017 and December 31,2016, respectively	(37,768)	(29,023)
Accumulated other comprehensive loss	(83,480)	(112,666)
Total Diodes Incorporated stockholders' equity	831,504	776,019
Noncontrolling interest	42,414	44,448
Total equity	873,918	820,467
Total liabilities and equity	$1,488,673	$1,528,552